                                                                    Exhibit 10.2




                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                          NHANCEMENT TECHNOLOGIES INC.
                            A DELAWARE CORPORATION,

                          BFI ACQUISITION CORPORATION,
                            A DELAWARE CORPORATION,

                                      AND

                                BIOFACTORS, INC.
                             A DELAWARE CORPORATION

                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 1         THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1      The Merger; Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3      Articles of Incorporation; Bylaws; Directors and Officers   . . . . . . . . . . . . . . . . . . . . . 2
         1.4      Closing; Filing of Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5      Conversion of Merger Sub Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6      Conversion of BFI Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7      Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.8      Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.9      Stockholders' Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.10     Taking of Necessary Action; Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2         EXCHANGE; DELIVERY OF MERGER CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.1      Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.2      Surrender of Certificates and Delivery of Merger Consideration  . . . . . . . . . . . . . . . . . . . 5
         2.3      Restrictions on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4      Escheat Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF BFI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1      Organization, Power, Standing and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2      Authority and Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3      Validity of Contemplated Transactions; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4      Capitalization of BFI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5      Ownership of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6      No Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7      Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8      Intangibles; Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.9      Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10     Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.11     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12     Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13     ERISA Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15     Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.16     Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.17     Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18     Compensation Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.19     Corporate Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.20     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.21     Suppliers and Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.22     Knowledge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2      Corporate Power and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.3      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4      Conflict with Authority, Bylaws, Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5      Availability of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.6      Validity of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 5         COVENANTS OF BFI PRIOR TO THE CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.1      Operation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3      Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 6         COVENANTS OF PARENT PRIOR TO THE CLOSING DATE   . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.1      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.2      Offering of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3      Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.4      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.5      Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 7         CONDITIONS PRECEDENT TO THE CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.1      Obligation of Parties to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (a)  Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (b)  Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (c)  VPI Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (d)  Litigation Affecting Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.2      Obligation of Parent to Close   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (a)  Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  (b)  Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  (c)  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.3      Obligation of BFI to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  (a)  Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  (b)  New Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                  (c)  Assignment  .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.4      Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                  (a)  Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                  (b)  Transactions at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 8         BROKERAGE; EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.1      Brokerage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 9         TERMINATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.1      Termination of Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  (a)  Mutual Consent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  (b)  Deadline . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                  (c)  Material Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         9.2      Termination of Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 10        GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.1     Entire Agreement; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.2     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.3     Gender; Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.4     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.5     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.6     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.7     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.8     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.9     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.10    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.11    No Benefit to Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.12    Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                         LIST OF EXHIBITS TO AGREEMENT

EXHIBIT A-1       AMENDMENT TO BFI ARTICLES OF INCORPORATION
EXHIBIT A-2       AMENDMENT TO BFI BYLAWS
EXHIBIT B         DISCLOSURE SCHEDULE
EXHIBIT C         BFI SECRETARY'S CERTIFICATE
EXHIBIT D         BFI OFFICERS' CERTIFICATE
EXHIBIT E         OPINION OF BFI COUNSEL
EXHIBIT F         PARENT OFFICERS' CERTIFICATE
EXHIBIT G         ASSIGNMENT

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is made as of the 30th day of October, 1996 by and among NHANCEMENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), BFI ACQUISITION CORPORATION, a Delaware corporation ("Merger Sub"), and BIOFACTORS, INC., a Delaware corporation ("BFI") (Merger Sub and BFI being sometimes referred to herein as the "Constituent Corporations").


                              W I T N E S S E T H

         WHEREAS, pursuant to that certain Formation Agreement dated as of October 15, 1996 by and between BFI and Voice Plus, Inc., a California corporation ("VPI") (the "Formation Agreement"), BFI and VPI agreed to effect the formation and incorporation under the laws of the State of Delaware of Parent (with each of BFI and VPI owning 50% of the outstanding shares of common stock of Parent) and the subsequent merger of two, wholly-owned subsidiaries of Parent into BFI and VPI, respectively, concurrently with the underwritten initial public offering of Parent's securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, in an integrated transaction intended for federal income tax purposes to be a transfer pursuant to Internal Revenue Code Section 351;

         WHEREAS, pursuant to and in furtherance of the Formation Agreement, the respective Boards of Directors of Parent, BFI and Merger Sub each have determined that it is advisable and in the best interests of such corporations that Merger Sub merge with and into BFI as authorized by the statutes of the State of Delaware and upon the terms and subject to the conditions set forth herein;

                 THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:


                                   ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER; EFFECTS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into BFI in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). BFI shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation" or as "BFI Sub"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

         1.2 EFFECTIVE TIME. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL or at such later time as the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         1.3 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation of BFI, amended as set forth in EXHIBIT A-1 hereto, and the Bylaws of BFI, amended as set forth in EXHIBIT A-2, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and under applicable law. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and appropriate law.

         1.4 CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 5, 6 and 7, Merger Sub and BFI shall execute and file with the Delaware Secretary of State, the document referred to in Section 1.2, in the manner required by applicable law, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to such filing, a closing (the "Closing") will be held as set forth in Section 7.4 hereof, for the purpose of confirming all of the foregoing.

         1.5 CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, BFI or any holder of shares of Merger Sub Common Stock, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and deemed to be one share of Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represents a number of outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, be deemed for all purposes to represent one share of Surviving Corporation Common Stock for each share of Merger Sub Common Stock represented.

         1.6     CONVERSION OF BFI COMMON STOCK.

                 (a) Each outstanding share of common stock of BFI, $0.01 par value per share (the "BFI Common Stock") issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive seventy-five-hundredths (75/100) of a share of Parent

Common Stock (the "Exchange Ratio"), deliverable to the holder thereof, without interest on the value thereof, upon the surrender of the certificate(s) formerly representing such outstanding share. (The shares of Parent Common Stock, or cash in lieu of fractions thereof, receivable by each BFI stockholder as described above are referred to hereinafter as the "Merger Consideration").

                 (b) Each share of BFI Common Stock held in the treasury of BFI shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

                 (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of BFI Common Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 1.6, to evidence the ownership of the number of whole shares of Parent Common Stock into which the shares of BFI Common Stock represented thereby shall have been converted, and shall be deemed to represent the right to receive the amount of cash in lieu of fractional shares, if any, into which the shares of BFI Common Stock represented thereby shall have been converted pursuant to subsection (a) of this Section 1.6. No interest shall be payable with respect to any cash payment in lieu of fractional shares. No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Common Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented BFI Common Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for shares of Parent Common Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to such shares of Parent Common Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented BFI Common Stock at the Effective Time.

                 (d) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon surrender of certificates representing BFI Common Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Parent Common Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing BFI Common Stock, to receive a cash payment therefor, without interest, at a pro rata amount based on a per share amount equal to the price to the public in the IPO (as defined in Section 6.2) (the "IPO Price"). No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of BFI Common Stock at the Effective Time.

                 (e) All shares of Parent Common Stock into which shares of BFI Common Stock have been converted pursuant to this Section 1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

                 (f) The stock transfer books of BFI shall be closed at the Effective Time, and thereafter no transfer of any shares of BFI Common Stock shall be recorded thereon. In the event a transfer of ownership of shares of BFI Common Stock is not recorded on the stock transfer books of BFI, a certificate or certificates representing the number of whole shares of Parent Common Stock into which such shares of BFI Common Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of BFI Common Stock if the certificate or certificates representing such shares of BFI Common Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of BFI Common Stock by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of BFI Common Stock

         1.7 STOCK OPTIONS. Options granted under the Incentive Stock Plan approved by the Board of Directors and the stockholders of BFI in February 1994 (the "BFI Stock Plan"), regardless of whether such options are currently exercisable, shall be treated as follows:

                 (a) At the Effective Time, Parent shall assume BFI's rights and obligations under each of the outstanding options previously granted under the BFI Stock Plan (each such option existing immediately prior to the Effective Time being an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase 5.625 shares of Parent Common Stock (rounded down to the nearest whole) for every 10 shares of BFI Common Stock the optionee was entitled to purchase under the Existing Option. Notwithstanding the exercise prices determined in connection with the Existing Options, the Assumed Options shall have an exercise price equal to eighty percent (80%) of the IPO Price. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for BFI as issuer and employment by Parent or one of its subsidiaries for employment by BFI.

         1.8 WARRANTS. Warrants issued by BFI and currently outstanding shall become obligations of Parent in accordance with their terms.

         1.9 STOCKHOLDERS' APPROVAL. BFI, acting through its Board of Directors, shall use its reasonable best efforts to obtain the necessary approval of the Merger by its Stockholders.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and BFI shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                   ARTICLE 2
                   EXCHANGE; DELIVERY OF MERGER CONSIDERATION

         2.1 EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company to act as Exchange Agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Parent shall take all steps necessary to enable and cause Parent to provide the Exchange Agent with the certificates representing shares of Parent Common Stock ("Parent Stock Certificates") and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of BFI Common Stock, as contemplated in
Section 1.6 hereof, prior to the time that such deliveries are required to be made as provided in this Article 2.

         2.2 SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER CONSIDERATION. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of BFI Common Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor Parent Stock Certificates representing the number of shares of Parent Common Stock and cash in lieu of fractional shares to which the holder is entitled, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

         2.3     RESTRICTIONS ON TRANSFER.   The shares of Parent Common Stock
being issued pursuant to Section 1.6 are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and under such laws and applicable regulations such shares of Parent Common Stock may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances, in particular, the shares of Parent Common Stock may not be sold pursuant to Rule 144 promulgated under the Act ("Rule 144") unless all of the conditions of Rule 144 are met. The Parent Stock Certificates shall therefor bear one or all of the following legends:

                 (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED A WRITTEN OPINION ACCEPTABLE TO THE CORPORATION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE ACT, AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW."

                 (b) Any legend required by the laws of the State of Delaware or applicable state securities laws.

         2.4     ESCHEAT LAWS.   Notwithstanding any provision of this Article
2 to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of BFI Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BFI

         BFI hereby represents and warrants to Parent as follows:

         3.1 ORGANIZATION, POWER, STANDING AND QUALIFICATION. BFI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and use the properties and assets that it purports to own, lease or use. BFI is duly qualified to do business and is in good standing in Delaware and as of the Closing Date, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, other than jurisdictions in which the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, of the business operations or income of BFI. SECTION 3.1 OF THE DISCLOSURE SCHEDULE attached hereto as EXHIBIT B (the "Disclosure Schedule") contains a complete and accurate list of each jurisdiction in which BFI is authorized to do business.

         3.2     AUTHORITY AND ENFORCEABILITY.

                 (a) The Board of Directors of BFI, by unanimous vote of all directors present at a meeting duly called and held, has (i) determined that the Merger is fair and in the best interests of the stockholders of BFI and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of BFI.

                 (b) BFI has the full corporate power and authority to execute and deliver this Agreement and to perform the obligations hereunder, and, upon approval of the transactions provided for herein by its stockholders, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. This Agreement has been duly executed and delivered on behalf of BFI and, at the Closing, all documents and instruments required hereunder to be executed by BFI (the "Collateral Documents") shall have been duly executed and delivered. This Agreement and the Collateral Documents will, when executed and delivered, constitute legal, valid and binding obligations of BFI enforceable in accordance with their respective terms.

         3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS; CONSENTS. The execution, delivery, and performance of this Agreement, the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

                 (a) contravene any provision of the Certificate of Incorporation or Bylaws of BFI;

                 (b) violate, be in conflict with, or constitute a default under (or any event which, with notice or lapse of time or both would constitute a default under), cause the acceleration of any payments or performance pursuant to, result in the termination of or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or asset of BFI to any liens under any indenture, mortgage, contract, commitment, or agreement to which BFI is a party, or any of its assets may be bound or affected; or

                 (c) violate any provision of law, rule, ordinance, regulation, order, judgment, permit, or license to which BFI, or any of its assets, is subject.

Except as set forth in SECTION 3.3 OF THE DISCLOSURE SCHEDULE, no consent, approval or authorization of, notice to, registration or filing with any person, entity or governmental authority is required on the part of BFI in connection with the execution, delivery and performance by BFI of this Agreement, the Collateral Documents or the consummation of any of the transactions contemplated hereby and thereby.

         3.4 CAPITALIZATION OF BFI. The entire authorized capital stock of BFI consists of twenty million (20,000,000) shares of stock, of which ten million (10,000,000) shares are designated Common Stock, par value $0.01 per share, and ten million (10,000,000) shares are designated Preferred Stock, par
value $0.01 per share.   All of the outstanding shares of BFI Common Stock (and
any shares issuable pursuant to presently outstanding options or warrants, if exercised and purchased at the applicable exercise price) were duly authorized and will be, when issued and the option or warrant price paid, validly issued, fully paid and nonassessable. None of the capital stock of BFI is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person is required in order to consummate the transactions contemplated herein by virtue of any such person having an equitable or beneficial interest in the capital stock of BFI. Except as set forth in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are no outstanding options, warrants, calls, commitments or plans by BFI to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of BFI. Other than as disclosed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which BFI is a party or is bound with respect to the voting of the capital stock of BFI.

         3.5 OWNERSHIP OF SHARES. Except as set forth in SECTION 3.5 OF THE DISCLOSURE SCHEDULE, to BFI's knowledge, each record shareholder of BFI securities is also the beneficial owner of such securities. To the knowledge of BFI on the date hereof, no more than 35 of BFI's shareholders, in the aggregate, including all record shareholders and all beneficial shareholders known to BFI would be considered unaccredited purchasers of Parent Common Stock under either Rule 505 or 506 of Regulation D of the Securities Act of 1933, as amended.

         3.6 NO SUBSIDIARIES. BFI does not own or control, in whole or in part, directly or indirectly, any corporation, association, partnership or other business entity.

         3.7 TITLE TO PROPERTIES. Except as set forth in SECTION 3.7 OF THE DISCLOSURE SCHEDULE, BFI has good, valid and marketable title to, or valid leasehold interests in, all of its properties and assets, real, personal, and mixed, tangible and intangible including all of the properties and assets reflected on the latest balance sheet of BFI that is included in the Financial Statements (as defined in Section 3.9 hereof) and those properties and assets acquired since the date of such balance sheet, except in each case for properties and assets sold or otherwise disposed of in the ordinary course of business, free and clear of all liens, except (a) liens disclosed in such balance sheet or the notes thereto; (b) liens for current taxes not yet due (c) liens in connection with workmen's compensation, unemployment insurance, or other social security obligations; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business; (e) mechanic's, workmen's, materialmen's, or other like liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith; and (f) such imperfections of title, liens, easements, and encumbrances, if any, as are not substantial and do not materially detract from the value, or materially interfere with the present use, of any of the properties subject thereto or affected thereby, or otherwise materially impair the business, operations, or prospects of BFI (collectively, "Liens").

         3.8 INTANGIBLES; NAMES. Except as set forth in SECTION 3.8 OF THE DISCLOSURE SCHEDULE, to the knowledge of BFI, BFI has good and marketable title to: (i) all service marks, trademarks, trade names, product names, patents and copyrights necessary to BFI's conduct of its business as presently conducted, and (ii) all inventions, discoveries, improvements, processes, formulae, proprietary rights, trade secrets, ideas or other know-how, necessary to conduct the business of BFI as presently conducted, whether owned by BFI or otherwise (all of such items are referred to hereinafter collectively as the "Intangibles"). Except as set forth in SECTION 3.8 OF THE

DISCLOSURE SCHEDULE, to the knowledge of BFI, (a) none of the Intangibles or their past or current uses has infringed or infringes, upon any patent, copyright, trade secret or other proprietary right of any other person; (b) no person is infringing upon any of the Intangibles. In addition, none of the Intangibles is owned by or registered in the name of any stockholder of BFI or any current or former shareholder, director, officer, employee, contractor or agent of BFI, nor does any such person have any interest therein. No person has a right to receive a royalty with respect to any of the Intangibles.
SECTION 3.8 OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list of all of the trademarks, trade names, service marks, registered copyrights, patents and patent applications owned or licensed by BFI.

         3.9     FINANCIAL INFORMATION.

                 (a) BFI has delivered to Parent audited balance sheets for the fiscal years ending December 31, 1994 and December 31, 1995, and the related statement of operations, stockholders' equity and cash flows for the years then ended, together with the report thereon of BDO Seidman, LLP, independent certified public accountants, an unaudited balance sheet as of September 30, 1996 and the related statement of operations, stockholders' equity and cash flows for the six-months then ended (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial condition of BFI and the results of its operations as of the respective dates thereof.

                 (b) BFI has no debts, liabilities or obligations of any nature, known or unknown, fixed or contingent, other than:

                            (i)   those set forth in the Financial Statements
and the notes thereto;

                           (ii)   those incurred since September 30, 1996 and
not in breach of any of the representations of Section 3.16; and

                          (iii)   those which are not material, individually or
in the aggregate, to BFI's business, assets or financial condition. To the knowledge of BFI, there are no circumstances, bases (either with notice, lapse of time or both), conditions, events or arrangements which may hereafter give rise to any liabilities of BFI except in the ordinary course of business consistent with past practices.

         3.10    CERTAIN TAX MATTERS.

                          (i)     BFI has filed or caused to be filed with the
appropriate foreign, federal, state and local governmental agencies all income, sales, use, property, ad valorem, profits, severance, payroll, franchise, withholding, employment, social security, excise, transfer, gains and other tax returns and reports (the "Tax Returns") which are required to be filed, and has paid in full or adequately provided for all taxes shown on such Tax Returns, and for all such taxes otherwise due and payable by BFI, except those taxes being contested in good faith and for which adequate reserves have been set aside on the books of BFI. All such Tax Returns are true and correct in all material respects and reflected as of the time of filing the facts regarding the income, business, operations, activities and status of BFI and any other information required to
be shown therein.    BFI has delivered to Parent correct and complete copies
of, and SECTION 3.10 OF THE DISCLOSURE SCHEDULE contains a complete and accurate list of, all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by BFI since December 31, 1991.

                          (ii)    Except as set forth in SECTION 3.10 OF THE
DISCLOSURE SCHEDULE, adequate accrual has been made in the Financial Statements for all the accrued and unpaid foreign, federal, state and local taxes (including applicable interest and penalties) of BFI for the periods then ended, whether or not yet due and payable.

                          (iii)            Except as set forth in SECTION 3.10
OF THE DISCLOSURE SCHEDULE, there is no material dispute or claim concerning any tax liability of BFI either (A) claimed or raised by any authority in writing or (B) as to which the directors and officers of BFI has knowledge based upon personal contact with any agent of such authority. SECTION 3.10 OF THE DISCLOSURE SCHEDULE indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, including a reasonably detailed description of the nature and outcome of each audit. BFI has not waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

         3.11    LITIGATION.   There is no suit, action, claim, arbitration,
administrative or legal or other proceeding, or governmental investigation pending or, to BFI's knowledge, threatened against BFI which, if adversely determined, would have a material adverse effect on BFI's businesses, assets or operations and, to BFI's knowledge, there exists no reasonable basis or grounds for any such suit, action, claim, arbitration, administrative, legal or other proceeding that would have a material adverse effect. A correct and complete list and brief description, including outcome, of all claims threatened or filed against BFI within the last five (5) years is set forth in SECTION 3.11 OF THE DISCLOSURE SCHEDULE.

         3.12 COMPLIANCE WITH LAW. To the best of BFI's knowledge, BFI is in compliance with all applicable laws, ordinances, requirements, regulations, judgments, decrees and orders applicable to BFI, the violation of which, individually or in the aggregate, might have a material adverse effect on the financial condition, business, results of operations, properties, or assets of BFI, or Parent's ownership of the Shares. BFI holds all permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions and orders ("Permits") necessary or appropriate to permit it to own its properties and to conduct its business in accordance with applicable laws, regulations and ordinances. SECTION 3.12 OF THE DISCLOSURE SCHEDULE contains a correct and complete list of all such Permits. Except as noted on SECTION 3.12 OF THE DISCLOSURE SCHEDULE, to BFI's knowledge, there are no facts in existence that could form the basis of any claim against BFI for product liability on account of any express or implied warranty.

         3.13 ERISA MATTERS. SECTION 3.13 OF THE DISCLOSURE SCHEDULE sets forth a true and complete list of each employee benefit or compensation plan, arrangement or agreement that is maintained, or has been maintained by BFI (including terminated or transferred plans) by BFI or to which BFI makes contributions and in each case, which covers employees of BFI (the "Plans"). BFI has delivered to Parent correct and complete copies of all plan documents, summary plan descriptions, annual reports, determination letters, trust agreements and other material agreements relating to the Plans. None of the Plans is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         3.14    INSURANCE.  Set forth in SECTION 3.14 TO THE DISCLOSURE
SCHEDULE is a complete list of all material insurance policies that BFI maintains with respect to its businesses, properties or employees. Except as set forth in SECTION 3.14 TO THE DISCLOSURE SCHEDULE, such policies are in full force and effect, and no event has occurred that would give any insurance carrier a right to terminate any such policy. Such policies are adequate to insure against risks to which BFI and its properties and assets are exposed in the operation of its business in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which BFI operates. Except as set forth in SECTION 3.14 OF THE DISCLOSURE SCHEDULE, since September 30, 1996, there has not been any change in BFI's relationship with its insurers or in the premiums payable pursuant to such policies.

         3.15 CONTRACTS. SECTION 3.15 OF THE DISCLOSURE SCHEDULE identifies all contracts, licenses, guaranties, notes, leases, agreements and instruments to which BFI is a party, or is bound which are material to the business of BFI ("Contracts"); a correct and complete copy of each Contract has been provided to Parent. Except as noted in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, BFI has in all material respects performed all the material obligations required to be performed by BFI as of the date hereof pursuant to any Contract, and BFI is not in default under any Contract, nor, to BFI's knowledge, has an event occurred which, with the passage of time or giving of notice or both, will result in the occurrence of a default under any Contract. SECTION 3.15 OF THE DISCLOSURE SCHEDULE contains a correct and complete list of all powers of attorney, forms of warranties, and forms of purchase orders, sales contracts and service contracts, whether or not material to the business of BFI or entered into in the ordinary course of business. A correct and complete copy of each such document has been provided to Parent.

         3.16 OTHER TRANSACTIONS. Except as disclosed in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, and except for activities in connection with the IPO, BFI has not, since September 30, 1996:

                 (a)      operated its business except in the ordinary course;

                 (b) incurred any debts, liabilities or obligations except in the ordinary course;

                 (c) discharged or satisfied any material Liens, or paid any material debts, liabilities, or obligations, except in the ordinary course;

                 (d) mortgaged, pledged, or subjected to any Lien any of its assets, tangible or intangible, having a book value of more than $20,000 individually or in the aggregate;

                 (e) sold or transferred any of its tangible assets (other than inventory in the ordinary course) having a book value of more than $20,000, or cancelled any material debts or claims;

                 (f) declared, set aside, or paid any dividend or made any other distribution (whether in cash, stock or property) with respect to any of BFI's capital stock;

                 (g) suffered any material extraordinary losses or waived any rights of substantial value;

                 (h) suffered any materially adverse change in its condition (financial or otherwise) or business, assets, liabilities, properties or prospects;

                 (i) increased compensation or benefits payable to any directors, officers, employees or consultants;

                 (j) suffered any material losses by theft, fire or other casualty;

                 (k) cancelled or suffered the termination of any Contract except in the ordinary course of business; or

                 (l) failed to operate the business of BFI in the ordinary course.

         3.17 BANK ACCOUNTS. SECTION 3.17 OF THE DISCLOSURE SCHEDULE sets forth the name and address of each bank and other financial institution in which BFI maintains an account (whether checking, savings or otherwise), lock box, or safe deposit box and the account numbers and names of persons having signing authority or other access thereto.

         3.18 COMPENSATION ARRANGEMENTS. SECTION 3.18 OF THE DISCLOSURE SCHEDULE sets forth a correct list showing the names and titles of all officers, employees, and agents performing services for BFI in connection with its business and the rate of hourly, monthly, or annual compensation (as the case may be), and any bonus, severance or similar arrangement with any of them. No union or collective bargaining agreement or employment agreement is currently in effect or being negotiated by BFI.

         3.19 CORPORATE RECORDS. The copies of the Articles of Incorporation of BFI, as amended to the date of this Agreement, certified by the Secretary of BFI, and the Bylaws of BFI, as amended to the date of this Agreement, certified by the Secretary of BFI, which are being delivered herewith, are true, correct, and complete copies of said Articles and Bylaws as
currently in effect.   SECTION 3.19 OF THE DISCLOSURE SCHEDULE sets forth a
true and correct list of the names and titles of all of BFI's current directors and officers, any fictitious names of BFI and the jurisdictions, if any, in which BFI is qualified as a foreign corporation. Correct and complete copies of BFI's minute books and stock records have been delivered to the Parent.

         3.20    ENVIRONMENTAL MATTERS.

                 (a) "Environmental Law" shall mean any federal, state or local statute, ordinance, rule or regulation, any judicial or administrative order, judgment, request or directive, any common law doctrine or theory and any provision or condition of any Permit, license or other operating authorization, primarily relating to (A) protecting the environment, including without limitation protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge or emission (whether past or present) of, or regarding the manufacture, processing, importation, use, transportation, generation, treatment, storage, disposal, transportation or handling of, any chemical, raw material, pollutant, contaminant or toxic, hazardous or radioactive substance; (B) occupational or public health or safety; or (C) land use.

                 (b) Except as indicated in SECTION 3.20 OF THE DISCLOSURE SCHEDULE, BFI is, or will be prior to the Closing Date, in compliance with all Environmental Laws and in possession of and compliance with all necessary Permits, licenses and other authorizations, and the present condition of BFI and its property or BFI's present or past activities or manner of operating BFI and its property including the real property which is currently leased by BFI (the "Leased Property") (including disposing or arranging for the disposal of waste materials), does not give rise to any liability to any person, contingent or otherwise, under any Environmental Law. BFI has fully disclosed to Parent all documents and information in its possession and control regarding activities and conditions relating to BFI and the Leased Property which could in the future result or may in the past have resulted in noncompliance with, or liability under, any Environmental Law.

                 (c) To the actual knowledge of BFI, there are no proposed Environmental Laws or amendments to Environmental Laws which would require any material change in any of BFI's facilities, equipment, operation or procedures, or materially affect BFI's business or its costs of conducting its business as now conducted, and to BFI's knowledge, the operation by the owner of the building within which BFI's Leased Property is located is and has been in compliance with all Environmental Laws.

         3.21 SUPPLIERS AND CUSTOMERS. Except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no single supplier provided more than five percent (5%) of BFI's needs in BFI's most recent fiscal year and there is no "single-source" supplier to BFI that could not be replaced without a material disruption to BFI's business. In addition, except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no single customer accounted for more than five (5%) of BFI's net sales in BFI's most recent fiscal year. To the best of BFI's knowledge, except as disclosed in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no officer or director of BFI, nor any spouse or child of any such officer or director, nor any trust of which any such officer or director is a grantor, trustee or beneficiary, has any ownership interest in or is a director, officer or employee of, or consultant to, any entity which is a competitor, potential competitor or supplier of BFI, or has any ownership interest, in whole or in part, in any property, asset or right which is associated with any property, asset or right owned or purported to be owned by BFI or which BFI is at present operating or using or the use of which is necessary or material to BFI's business, or has, directly or indirectly, engaged in any transaction with BFI other than transactions inherent in the capacities of director, officer, employee, consultant or stockholder.

         3.22 KNOWLEDGE. When used in this Agreement, "to the knowledge" of BFI means actual knowledge of BFI after due inquiry (including inquiry of the officers of BFI with respect to the matters covered by such representations and warranties) and the examination of whatever sources of information as are accessible to BFI in order to verify the truth and accuracy of representations and warranties. BFI acknowledges that Parent has relied and will rely on such representations and warranties in executing this Agreement and in consummating the transactions contemplated hereby, and agrees, prior to the Closing Date, to promptly notify Parent in writing of any knowledge BFI may obtain of any material change affecting such representations and warranties.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to BFI as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of Delaware. Parent has full corporate power and authority to carry on its business as it is now being conducted, and to own and operate the properties and assets now owned and operated by it. Parent is duly qualified to do business in each and every jurisdiction where the failure to qualify would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets.

         4.2 CORPORATE POWER AND AUTHORITY. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to perform all of its covenants and undertakings herein set forth. The execution and delivery of this Agreement, and all documents and instruments required hereunder to be executed by Parent and Merger Sub (the "Collateral Documents") and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and this Agreement and the Collateral Documents are valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally.

         4.3     CAPITALIZATION.

                 (a) Prior to the Closing, Parent's total authorized capital stock will consist of 20,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 par value per share, of which 200 shares of common stock are currently issued and outstanding and held equally by BFI and VPI.

                 (b) Prior to the Closing, Merger Sub's total authorized capital stock will consist of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares will be issued and outstanding and held by Parent.

         4.4 CONFLICT WITH AUTHORITY, BYLAWS, OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement and the Collateral Documents nor the consummation of the transactions contemplated hereby and thereby in the manner herein and therein provided will:

                 (a) contravene any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

                 (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to Parent or Merger Sub; or

                 (c) to the knowledge of Parent, violate any provision of law, rule, regulation, order, or permit to which Parent or Merger Sub is subject.

         4.5 AVAILABILITY OF INFORMATION. To the knowledge of Parent, BFI has granted to Parent and its representatives, the opportunity to examine such documents and ask such questions of BFI as the Parent has deemed necessary, and Parent has received satisfactory answers from BFI (or persons acting on BFI's behalf) concerning the business of BFI and the terms and conditions of the Merger described herein. Notwithstanding the foregoing, nothing contained in this representation shall affect the covenants, agreements, representations and warranties made by BFI under this Agreement.

         4.6 VALIDITY OF AGREEMENT. This agreement has been duly executed and delivered by Parent and Merger Sub and is the legal, valid and binding obligation of Parent in accordance with its terms.



                                   ARTICLE 5
                   COVENANTS OF BFI PRIOR TO THE CLOSING DATE

         5.1 OPERATION OF BUSINESS. BFI hereby agrees that from and after the date hereof to the Effective Time, except for activities in connection with the IPO and as otherwise contemplated by this Agreement and except as otherwise agreed to in writing by Parent, BFI shall conduct its business solely in the ordinary course, and BFI shall:

                 (a) not amend BFI's Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law;

                 (b) not change BFI's corporate name or permit the use thereof by any other corporation;

                 (c) not pay or agree to pay to any employee, officer, or director of BFI any increase in compensation other than in the ordinary course;

                 (d)      not make any changes in BFI's management;

                 (e) not merge or consolidate BFI with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

                 (f) not amend or permit BFI to default in any of its obligations under any of the Contracts;

                 (g) not declare or pay any dividend or make any distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock;

                 (h) not sell or transfer any of BFI's tangible or intangible assets having an aggregate book value of $20,000 or more, other than sales of inventory in the ordinary course, or create any lien or encumbrance on any of BFI's assets or permit BFI to incur any debt liability or obligation, permit BFI to waive any right or cancel any debt or claim, enter into any contract or agreement involving amounts exceeding $20,000;

                 (i) conduct BFI's business in a diligent manner, and not make any material change in its business practices; and

                 (j) in good faith use their best efforts to (i) preserve BFI's business organization intact; (ii) keep available the services of its current officers, employees, salesmen, agents and representatives; and (iii) maintain the good will of its suppliers, customers and other persons having business relations with BFI and (iv) maintain all of its properties in good repair, order and condition, and maintain in effect all of the insurance policies listed in SECTION 3.14 OF THE DISCLOSURE SCHEDULE.

         5.2 ACCESS TO INFORMATION. BFI agrees to cooperate fully with Parent and shall provide Parent and its accountants, counsel, and other representatives, during normal business hours (or otherwise agreed upon by BFI), full access to the books, records, equipment, real estate, contracts, and other assets of BFI and full opportunity to discuss BFI's business, affairs, and assets with its officers and independent accountants and furnish to Parent and its representatives copies of such documents, records, and information with respect to the affairs of BFI, as Parent or its representatives may reasonably request and without unreasonably disrupting the ordinary conduct of BFI's business. BFI shall provide any information reasonably requested by Parent or its managing underwriter in connection with Parent's proposed initial public offering.

         5.3 BEST EFFORTS. Between the date of this Agreement and the Closing Date, BFI will use its best efforts to cause the conditions in Sections
7.1 and 7.2 to be met.


                                   ARTICLE 6
                 COVENANTS OF PARENT PRIOR TO THE CLOSING DATE

         6.1 ACCESS TO INFORMATION. Parent agrees to cooperate fully with BFI and shall provide BFI and its accountants, counsel, and other representatives, during normal business hours (or otherwise agreed upon by Parent), full access to the books, records, equipment, real estate, contracts, and other assets of Parent and full opportunity to discuss Parent's business, affairs, and assets with its officers and independent accountants and furnish to BFI and its representatives copies of such documents, records, and information with respect to the affairs of Parent as BFI or its representatives may reasonably request and without unreasonably disrupting the ordinary conduct of Parent's business.

         6.2 OFFERING OF SECURITIES. Parent shall use all commercially reasonable efforts consistent with the prudent conduct of its business to complete an underwritten initial public offering of its securities pursuant to a registration statement filed with the Securities and Exchange Commission (the "IPO").

         6.3 WARRANTS. Parent shall authorize the issuance, as soon as reasonably practicable following the Closing, to holders of BFI promissory notes issued pursuant to (i) that certain Secured Note and Warrant Purchase Agreement dated as of December 1, 1994, as amended, by and among BFI and the Purchasers named therein, (ii) that certain Secured Note and Stock Purchase Agreement dated as of December 1, 1995, as amended, by and among BFI and the Purchasers named therein, (iii) that certain Unsecured Note and Stock Purchase Agreement dated as of February 1, 1996, as amended, by and among BFI and the Purchasers named therein, and (iv) that certain Unit Subscription Agreement dated as of May 17, 1996, as amended, by and among BFI and the Purchasers named therein, warrants to purchase an aggregate of __________ shares of Parent Common Stock, at an exercise price equal to 120% of the IPO Price (the "New Warrants").

         6.4 ASSIGNMENT. Parent shall authorize the assignment from BFI and the assumption of all obligations under that certain Registration Rights Agreement dated as of September 1, 1996, by and between BFI and the Holders named therein pursuant to a written agreement substantially in the form attached hereto as EXHIBIT G (the "Assignment").

         6.5 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Parent will use its best efforts to cause the conditions in Sections 7.1 and 7.3 to be met.

                                   ARTICLE 7
                      CONDITIONS PRECEDENT TO THE CLOSING

         7.1 OBLIGATION OF PARTIES TO CLOSE. The obligations of each party hereto to consummate the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

                 (a) OFFERING. A registration statement filed with the SEC in connection with the IPO, registering a minimum of 2,300,000 shares of Parent Common Stock (including the shares comprising the Registered Shares), shall have been declared effective and the closing of the IPO shall be scheduled to occur promptly following the Closing.

                 (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding shares of BFI Common Stock by the vote or written consent required by, and in accordance with, the DGCL.

                 (c) VPI MERGER. The closing of the merger of Parent and Voice Plus, Inc. pursuant to the Formation Agreement and the Agreement and Plan of Merger attached as EXHIBIT C thereto shall be scheduled to occur substantially concurrently with the IPO.

                 (d) LITIGATION AFFECTING CLOSING. On the Closing Date, no proceeding brought by any individual or entity other than the Parties shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, unless each of Parent and VPI shall have waived compliance with this condition.

         7.2 OBLIGATION OF PARENT TO CLOSE. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date or the waiver of such conditions by Parent:

                 (a) COMPLIANCE WITH AGREEMENT. BFI shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date, and all of the representations and warranties of BFI set forth in Article 3 herein shall be true and correct in all material respects as of the Closing Date to the same extent as if given on that date, without giving effect to any supplements to the DISCLOSURE SCHEDULE attached hereto as EXHIBIT B, except to the extent such DISCLOSURE SCHEDULE is updated to reflect events or conditions occurring after the execution hereof that are not, individually or in the aggregate, material. BFI shall have delivered to Parent certificates, dated the Closing Date, stating that the representations and warranties contained in Article 3 are true and correct on the Closing Date in all material respects as if then made, that BFI has fulfilled the conditions specified in Article 5 and Section 7.2, and to the effect that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action on the part of BFI.

                 (b) REQUIRED CONSENTS. The holders of any material indebtedness of BFI, and the parties to any material Contracts, to the extent that their consent or approval is required under the pertinent agreement for the consummation of the transaction contemplated hereby in the manner provided herein or the continuation of such agreement without termination or penalty to BFI, shall have granted such consent or approval.

                 (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business or prospects of BFI since September 30, 1996.

         7.3 OBLIGATION OF BFI TO CLOSE. The obligation of BFI to consummate the Merger hereof shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

                 (a) COMPLIANCE WITH AGREEMENT. Parent shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and all of the representations and warranties of Parent set forth herein shall be true and correct in all material respects as of the Closing Date to the same extent as if given on that date. Parent shall have delivered to BFI certificates dated the Closing Date, signed on behalf of Parent by its President, to such effect and to the effect that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action on the part of Parent.

                 (b) NEW WARRANTS. Parent shall have authorized the issuance of the New Warrants.

                 (c) ASSIGNMENT. Parent shall have approved and authorized the execution and delivery of the Assignment.


         7.4     CLOSING.

                 (a) TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by BFI and Parent, the Closing shall be held at the offices of Davis, Graham & Stubbs LLP, 370 17th Street, Suite 4700, Denver, Colorado 80202, on the date set for and immediately preceding the closing of the IPO (the "Closing Date").

                 (b) TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

                          (i)  BFI'S PERFORMANCE.  At the Closing, BFI shall
deliver to Parent the following:

                               (1)  All of the original books and records of
BFI, including the corporate minute book and stock book of BFI;

                               (2)  Resignations of each of the existing
directors and officers of BFI, to be effective at the Effective Time;

                               (3)  A certificate of the Secretary of BFI,
dated the Closing Date, in the form of EXHIBIT C attached hereto;

                               (4)  A certificate of the Officers of BFI, dated
the Closing Date, in the form of EXHIBIT D attached hereto;

                               (5)  An opinion of counsel for BFI, dated the
Closing Date, in the form of EXHIBIT E attached hereto; and

                               (6) The duly executed Assignment.

                                        (ii) PARENT'S PERFORMANCE.  At the
Closing, Parent shall deliver to BFI the following:

                               (1)  A certificate of the Officers of Parent,
dated the Closing Date, in the form of EXHIBIT F attached hereto;

                               (2) Certificates representing the Merger
Consideration; and

                               (3) The duly executed Assignment.

                                   ARTICLE 8
                              BROKERAGE; EXPENSES

         8.1 BROKERAGE. None of the parties, nor, where applicable, any of their respective shareholders, officers, directors or employees, has employed or will employ any broker, agent, finder, or consultant, and each Party represents to the other Parties that such Party has not incurred nor will the other Parties incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         8.2 EXPENSES. Parent shall reimburse BFI for reasonable and necessary out-of-pocket expenses of BFI, for pre-approved expenses requested by Parent in connection with this transaction. Parent will pay expenses associated with (i) third-party accountants retained to prepare the Financial Statements to be delivered or prepared pursuant hereto, and (ii) legal fees of Parent's counsel related to the preparation and negotiation of this Agreement and documents pertaining hereto, and the drafting of disclosure materials related to BFI for use by Parent in the registration statement filed in connection with the IPO. BFI is responsible for all other legal expenses incurred by BFI in connection with this transaction. Except as otherwise expressly provided in this Agreement, each of the parties agrees to bear its own expenses of any character incurred in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 9
                          TERMINATION PRIOR TO CLOSING

         9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                 (a) MUTUAL CONSENT. By the mutual consent of Parent and BFI; or

                 (b) DEADLINE. By Parent or BFI, in writing, without liability (except as provided in Section 9.1(c)) if the Closing shall not have occurred on or before March 31, 1997.

                 (c) MATERIAL BREACH. By notice in writing to the other party if the other party shall (1) fail to perform in any material respect its agreements contained herein required to be performed by it, on or prior to the Closing Date or (2) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten (10) days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

         9.2 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article 9 shall terminate all obligations of the parties hereunder, except for the obligations set forth in Article 8, and except that any party shall be liable for damages suffered by the other parties resulting from a breach of this Agreement.


                                   ARTICLE 10
                                    GENERAL

         10.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by all of the Parties.

         10.2 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         10.3 GENDER; NUMBER. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         10.4 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         10.5 SEVERABILITY. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         10.6 NOTICES. All notices, requests, demands, waivers, consents, approvals, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, sent by telegram, telex or sent by certified or registered mail or same day or overnight courier service, postage prepaid, return receipt requested, to the following addresses:

                 If to Parent, to:
                          NHancement Technologies Inc.
                          1746 Cole Boulevard, Suite 265
                          Golden, CO  80401
                          Attention:  General Counsel

                 If to BFI, to:
                          BioFactors, Inc.
                          1746 Cole Boulevard, Suite 265
                          Golden, CO 80401
                          Attention:  Chief Operating Officer


Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

         10.7 WAIVER. The failure of any Party to insist upon performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of his/its rights hereunder.

         10.8 ASSIGNMENT. No Party may assign any of his/its rights or delegate any of his/its obligations hereunder without the prior written consent of the other Parties.

         10.9 SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.

         10.10 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with Colorado law.

         10.11 NO BENEFIT TO OTHERS. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         10.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

               [The rest of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        PARENT:

                                        NHANCEMENT TECHNOLOGIES  INC.


                                        By: /s/ ESMOND GOEI
                                           -------------------------------------
                                        Name:
                                        Title:



                                        MERGER SUB:

                                        BFI ACQUISITION CORPORATION


                                        By: /s/ ESMOND GOEI
                                           -------------------------------------
                                        Name:
                                        Title:



                                        BFI:

                                        BIOFACTORS, INC.


                                        By: /s/ ESMOND GOEI
                                           -------------------------------------
                                        Name:
                                        Title: